Exhibit 10.17

Summary of Guaranty Contract

Guaranty Contract (the “Contract”) entered into by and between Changzhou Wujin Best Cable Co., Ltd. and Wang Quanxin (the “Guarantors”) and Jiangsu Wujin Rural Commercial Bank Company limited by Shares (the “Creditor”) on October 22, 2009

Main Contents:

Guaranty Contract Number: 321882009820101 The Guarantors undertakes to assume joint and several liabilities for Changzhou Wujin ? Machinery and Electric Co., Ltd. (the “Obligor”)’s indebtedness towards the Creditor under the Loan Agreement (reference no. 321882009020101) from the date of effectiveness of the debt by the Obligor and till two years after the maturity of that loan agreement and the amount secured is RMB 350,000.

Guaranty Responsibility: the guaranty under this Contract shall be guaranty with joint and several liabilities. The guarantors are obligated to pay off the debt in the event the obligor is unable to pay off the debt (including the creditor declares the debt becomes mature in advance by the Creditor under the Loan Agreement or pursuant to law.

Scope of Guaranty: the guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, undertaking fee and all the expense such as litigation cost, lawyer’s fee.

Guaranty period: the guaranty period is from the effective date of the Contract to two years after the expiration of the performance period under the Loan Agreement.